Exhibit 10.2

Terms and Conditions

Sept 6, 2012

CONFIDENTIALITY AND PROPRIETARY NOTE

This item is the property of Xplore Technologies Corp., Austin, Texas and contains confidential and trade secret information. This item may not be transferred from the custody of Xplore, except as authorized by Xplore and then only by way of loan for limited purposes. It must not be reproduced in whole or in part and must be returned to Xplore upon request and in all events upon completion of the purpose of the loan. Neither this item nor the information it contains may be used by or disclosed to persons not having a need for such use or disclosure without prior written consent of Xplore.

Xplore Supplier Agreement Terms and Conditions (“Agreement”)

Section I: Special Development Terms -

This Agreement is between Ubiqconn Technology, Inc. (“Ubiqconn”) and Xplore Technologies Corp. (“Xplore” or “Xplore Technologies”). The parties agree as follows:

Purpose: This Agreement sets forth the terms and conditions for the mutual development and manufacturing by Ubiqconn of two new Xplore products (the “Products”), known as “Tomcat” and “Bobcat.”

Non-Disclosure:

Ubiqconn and Xplore Technologies agree to abide by the terms and conditions set forth in the Mutual Confidentiality and Non-Disclosure Agreement (“NDA”), dated as of June 28, 2012, executed by both parties. The NDA shall apply to the subject matter of this Agreement and is hereby incorporated by reference into this Agreement.

Intellectual Property:

Ubiqconn has all right, title and interest to any intellectual property included within the Products manufactured pursuant to this Agreement that Ubiqconn presented or used as an existing design in its uPad, Carpo or other existing products (“Ubiqconn Property”). Xplore has all right, title and interest to any intellectual property included within its designs used in the Products (“Xplore Property”). Neither party is granted an unrestricted license for any product utilizing the other party’s intellectual property under this Agreement other than a mutual license granted to each party for the joint development of the Products solely for Xplore by Ubiqconn.

Limitations on Competing Products:

Pre-Existing Material:

If either party creates and/or owns any Material (as defined below) prior to the date of the execution of this Agreement or independently of its performance under this Agreement (“Pre-existing Material”): (a) such party (“owning party”) shall solely own such Pre-existing Material (subject to any right of any third party), notwithstanding disclosure or delivery to the other party of such Pre-existing Material; (b) the owning party shall have the right to obtain and hold in its own name all Intellectual Property Rights (as defined below) that may be available in (or result from) such Pre-existing Material; and (c) the other party shall have no license, sub-license, right or immunity, either directly or indirectly, or by implication, estoppels or otherwise, under such Intellectual Property Rights, except as expressly provided elsewhere in this Agreement or in a separate written agreement. “Material” means: (i) any work of authorship, idea, procedure, process, system, method, concept, principle, discovery, invention, art, machine, manufacture, composition of matter, material, improvement, formula, pattern, device, compilation, information, list, article, code, matter, program, technique, apparatus, algorithm, design, circuitry, hardware, firmware, software, product or data, irrespective of whether patentable or copyrighted or neither, including without limitation customer or client lists or customer or client information; and (ii) any portion, copy and extract of such Material, irrespective of its media or whether in tangible or intangible form. “Intellectual Property Rights” means any patent, trade secret, confidential Material, know-how, maskwork right, copyright (e.g., including any moral right), and any other intellectual property protection and intangible legal right and interest, in any country.

License for Pre-existing Material:

To the extent Ubiqconn needs to use Xplore Technologies' Pre-existing Materials to fulfill its obligations hereunder, Xplore Technologies hereby grants Ubiqconn a worldwide, non-exclusive, non-transferable, royalty-free license to such Pre-existing Materials exclusively for the purpose of developing and manufacturing the Products.

New Developments:

Except for third party’s intellectual property, Ubiqconn Property, or Ubiqconn’s existing intellectual property including, without limitation, Ubiqconn’s design tools, methodologies, software, algorithms, or other means that may be used to design production means or the processes by which the Products are manufactured, assembled, or tested, Ubiqconn agrees that all designs, plans, reports, specifications, drawings and all other information and items of Xplore Property made or conceived by Ubiqconn or by its employees, partners or associates during the course of this Agreement alone or in conjunction with others shall be and are assigned to Xplore Technologies as its sole and exclusive property immediately upon the creation thereof. Upon Xplore Technologies’ request, Ubiqconn agrees to provide reasonable assistance to Xplore Technologies, at Xplore Technologies’ expense, to obtain patents for any such inventions, including the disclosure of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers which in accordance with any competent government authorities’ or agencies’ request or applicable law or regulations, that Xplore Technologies shall deem necessary to apply for and to assign or convey to Xplore Technologies, its successors and assigns or nominees, the sole and exclusive right, title and interest in such inventions, copyrights, applications and patents. Ubiqconn agrees to obtain or has obtained written assurances from its employees and contract personnel of their agreement to substantially the same terms as contained herein with regard to confidential information and such new developments.

Third Party Intellectual Property:

To the extent the Products include any third-party intellectual property, Ubiqconn and Xplore Technologies will cooperate with each other to obtain an adequate license from the relevant third-party or to find a proper solution to allow Xplore Technologies to market the Products.

Section II: Business Terms

1.

Ubiqconn agrees to provide Xplore with the development and manufacturing services related to the Products described in the statements of work (“SOWs”) attached to this Agreement as Exhibit A. Ubiqconn will manufacture the Products according to the mutually agreed upon specifications for the Products as specifically set forth in the SOWs.

2.

All purchase orders submitted by Xplore for the Products shall be in writing in a form reasonably acceptable to Ubiqconn, and shall contain the following: (a) identification of the Products to be purchased, (b) the quantity of Products to be purchased, (c) requested delivery dates with an order lead time equal to or greater than the order lead time set forth below, (d) destination, (e) confirmation of price, (f) shipping method and (g) requested ex factory date. All such purchase orders shall be governed exclusively by the terms and conditions of this Agreement, and any terms or provisions on Xplore's purchase order forms or the like, or Ubiqconn's acknowledgements thereof, that are inconsistent with or additional to those contained in this Agreement shall have no force or effect whatsoever.

3.	Payment Terms
●	Payment terms for purchase orders: ***** calendar days following shipment of the Products.
●

Payment term for NRE fees: Xplore will pay Ubiqconn compensation for completion of non-recurring engineering (“NRE”) services relating to the Products, as detailed in the SOWs. Payment will be made in installments upon completion of certain milestones, as further described in the SOWs. Each payment will be made by telegraphic transfer (T/T) to Ubiqconn’s designated bank account. Failure by Xplore to make timely payments hereunder may result in delays in the NRE services schedule, for which Ubiqconn will not be held responsible.

●

Ubiqconn will provide NRE and tooling services to Xplore in relation to development of the Products as detailed in the SOWs, consisting of respective specifications of the Products and any AVL (meaning a list of authorized vendors for components and parts to be used in the Products). Ubiqconn agrees that NRE (including tooling and regulatory) fees are “not to exceed” the amounts provided in the SOWs, and assume that no change has been made on the specifications or AVL in the SOWs. If there are incremental NRE expenses (including tooling and regulatory) for any reason solely and directly attributable to Ubiqconn, any such expenses will be absorbed and paid by Ubiqconn. The specifications and AVL included in the SOWs can only be modified upon written consent of both parties. If the specifications or AVL are modified, or any services outside the scope of the SOWs are requested by Xplore, Ubiqconn will provide Xplore with an updated list of NRE services reflecting any changes in completion date, compensation, and/or deliverables. Notwithstanding the above, if Xplore Technologies changes the scope of the Products from that indicated in the SOWs, the incremental expenses caused by the change in scope will be absorbed and paid by Xplore.

4.

TERM: This Agreement shall continue in force for an initial term of one (1) year from the date of the execution of this Agreement (“Initial Term”) and shall automatically renew for additional one (1) year terms (“Renewal Terms”) unless either party provides written notice to the contrary to the other party at least ninety (90) calendar days prior to the expiration of the Initial Term or any Renewal Term.

5.

Ubiqconn will use its good faith efforts to initiate a cost reduction program on its managed components (excluding parts assigned or consigned by Xplore), and on transformation costs, relating to the Products. Initial pricing, as provided in the SOWs, is based upon estimated purchases by Xplore of ***** units of each of the Products, and includes estimated and firm material prices, as well as recovery by Ubiqconn on development. Cost/price reductions on the first ***** units will be limited, but may be reviewed and addressed by the parties in good faith based upon actual lot size purchase orders, major component price changes, and other factors.

6.

For additional orders beyond the initial ***** units for each of the Products, pricing in the SOWs is based upon an acceptable tiered volume model for the Products that is subject to cost of materials and MVA (material value add), such that Ubiqconn is expected to deliver cost reductions to meet or exceed the guidelines in the following table.

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7.	Pricing for all Products is subject to the following additional terms and conditions:
●	Ubiqconn will supply to Xplore the costs of key modules/key parts of the Products which are agreed by the parties quarterly.
●	Upon request by Xplore, Ubiqconn will make commercially reasonable efforts to provide country of origin data at the component level supplied by the vendors.
●	Prices of the Products are to adjusted quarterly based on changes to materials, labor and tiered volume achievements.
●	Upon consulting with Ubiqconn, Xplore may manage some components source and pricing.
●

Ubiqconn will supply Out of Scope (such as specification changes) charges to Xplore quarterly, which charges may be paid as a separate charge or rolled into the subsequent months product costs, at Xplore’s option.

●

All fixtures, programs, processes, tooling, and intellectual property development related to Xplore Property becomes the property of Xplore. NRE and tooling related to Xplore Property must be described in detail by Ubiqconn.

●	Xplore may request that tooling be transferred to another supplier. Xplore has the option to purchase piece parts directly from Ubiqconn’s supply chain
●

Ubiqconn recognizes that Xplore has introduced certain components, suppliers and subassemblies for the Products that are shared with Xplore’s other products, including, but is not limited to, display assemblies, SSDs, AC adapters, Wi-Fi cards, and WAN cards.

●

Any Ubiqconn’s rebates or refunds resulting from Xplore material purchases which are in compliance with purchase rules set forth by such component suppliers will be considered by Ubiqconn in material price reductions offered to Xplore.

●	Ubiqconn will offer Xplore prices equal to or better than any other Ubiqconn customer with similar volume.
●

Xplore is entitled to Ubiqconn’s prorated percentage share of any rebates and volume based backend pricing offered to Ubiqconn by component suppliers through quarterly cost reductions, provided that such rebate and volume-based backend pricing is due to the quantities of components for purchase orders that are in conformity with such supplier’s rebate or back-end policy. .

8.	Forecast – Limits of Liability
●	Xplore will supply Ubiqconn a ** month rolling forecast to be used for material and capacity planning monthly. Ubiqconn will purchase materials from purchase orders received from Xplore.
●

Xplore will place purchase orders with Ubiqconn for the Products quarterly, which will include * months to a minimum of * months of the Products to be purchased by Xplore, or to cover long lead non-cancellable & non-returnable (“NCNR”) or customized parts not managed separately. The purchase orders are irrevocable and non-cancellable without approval of Ubiqconn.

●	If purchase orders are rescheduled, delivery of the covered Products must be within **** (*) months of original delivery date.
●	Except as specified in this Agreement, NCNR) parts are identified and provided in Exhibit B, which will be updated quarterly by both parties.
●	If any purchase orders are canceled during a quarter with Ubiqconn’s consent, the limits of Xplore’s liability are:

1.     The total value of unique raw materials (every effort will be made to use or return raw materials), WIP, finished goods resulting from the cancelled purchase orders.

2.     NCNR components (including but not limited to PCBA, Motherboard, more-than-3-month long lead time parts or customized parts, or unique parts which are used only for the products without usage for Ubiqconn’s other customers) – ***% for total requirements as per purchase order.

3.     *% material handling fees on components and assemblies that do not include material burdens already such as WIP and finished goods.

9.	Lead-time - Ubiqconn agrees to the following:
●	Production lead-time – * working days or less, notification released by Xplore to shipment.
●

Warranty and out of warranty repair lead-time – 5 business days or less after Ubiqconn’s receipt and test of the returned Product for warranty repair; 5 business days or less after Ubiqconn’s receipt and test of the returned Product and Xplore’s acceptance of the repair charge quotation provided by Ubiqconn for out of warranty repair.

●

Failure analysis – * business days or less, provided that the returned Product and/or relevant documents or materials shall be reasonably satisfied to Ubiqconn to carry out such failure analysis by Ubiqconn.

●

Capacity - Ubiqconn agrees to arrange its human resources/labor to provide the following flexibility to take additional orders or support reschedule based on then materials availability (“+” means order increasing; “-”means order reschedule):

1.     Increase inside 4 weeks + **%

2.     Inside 5-12 weeks +/- **%

*The provisions on capacity increases and rescheduling is in conjunction with the limits of liability and pricing sections previously outlined.

10.	Quality:

●     PCBA’s minimally comply with IPC 610A, Class II.

●     Specific quality and test plans for custom products may also be applicable and binding on acceptability.

●     Minimum general quality levels: (individual goals are to be detailed in SOP plans, see section 10 paragraph 1)

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11.	Warranty and Out of Warranty Service/Repair:
●

Ubiqconn warrants that the Products will free from defects in materials and workmanship for a period of up to ** months, at Xplore option, from the date of shipment. Ubiqconn’s warranty does not cover cosmetic parts, packing materials, consumable items, normal wear and tear, external damage or harm to the Products (such as, for example, unusual physical stress, power failure or unusual environmental conditions, or damage during transportation after delivery), the serial number of the Product, bar code, MFG code, or the label of the Products being destroyed, altered or otherwise rendered illegible, any defect in the components or parts provided in any manner by Xplore (such as, consigned parts, buy-sell parts, assigned parts, or Xplore-installed/attached parts), customer abuse, customer software/image and verified NTF.

●	Ubiqconn, at its option, will either repair or replace any defective Products returned to Ubiqconn by Xplore.
●	Replacement is on an advanced replacement basis if regional repair of a defective Product is not available.

●	Warranty and out of warranty repair on the Products are to be performed by Ubiqconn in its regional facilities in North America and Europe.
●	Ubiqconn will perform ongoing out of warranty repair support for ** months after the last unit of the Products ships, with necessary repair charge and materials cost paid by Xplore.
●

Any Products that is found to be Dead on Arrival (“DOA”) during the first ** days from the receipt of the Products by Xplore’s customer (the maximum not exceeding ** days from the delivery of the Products by Ubiqconn) will be replaced by Ubiqconn at its sole expense. DOA will not apply to Products due to shipping damage, improper installation or operation, misuse, abuse, manipulation, alterations or repair attempts, disassembly, external damage, defective assigned parts by Xplore, accidents, fire, floods, and acts of God.

●	Field failure data will be monitored, trended and provided by Xplore quarterly or as needed by Ubiqconn.
●

Epidemic Failure: Ubiqconn will use its commercially reasonable efforts to resolve deficiencies, up to and including field swaps and repairs at Ubiqconn, for “Epidemic Failure,” as defined below for quarterly and annual periods.

o	Trigger points for Epidemic Failure:
■

Quarterly failure rates are to be greater than or equal to **% of Products deployed in a quarter with DOA rates for a particular singular defect and greater than or equal to *% of the Products deployed in a 12 month period for all manufacturer’s defects.

■

Annual field failure rates are to be no greater than or equal to **%of products deployed in a quarter with rates for a particular singular defect no greater than or equal to *% of the product deployed in a quarter for all manufacture’s defects.

●	Out of warranty repair pricing is to be in a simplified 3 tiered format to enable covering a target of **% of returns by Xplore’s customers.
12.	Test:
●	Ubiqconn is responsible for fixture, program development costs and spares. Ubiqconn is responsible for maintenance, debug tools, meters, scopes, DFT and support.
●	Failure analysis: Tools, processes, root-cause determination and resolution other than responsibilities detailed above are the responsibility of the Ubiqconn.
13.	Controlled processes and documents:
●

A manufacturing, quality and test plan (SOP) described in the SOWs will be a required document supplied by the Ubiqconn for each assembly built. The SOP will be a living document that describes in detail the current manufacturing process, equipment sets, chemistries, data collection points, tested components, test plan and other pertinent data. This plan will be considered a controlled document with changes to this plan requiring approval by both parties. This document is subject to quarterly compliance audit.

●

All Ubiqconn documents, schematics, authorized vendor lists, drawings, program data, CAD files, engineering change documents and other similar documents are subject to specific change control processes.

14.

Ubiqconn will provide sufficient operating reports, as defined by Xplore and accepted by Ubiqconn, that provides data driven metrics on Quality, Cost, Continuity of Supply, Technologies/Time to Volume and Service.

15.

Ubiqconn will assign sufficient business team resources ample enough to introduce new products, transition products and to support Xplore’s on-going production. A single point of contact person will be assigned to head this team and manage this business.

16.	Ubiqconn will actively participate in Xplore’s Quarterly Business Review on an alternating visit cycle.
17.	Ubiqconn is to incorporate and use in the manufacturing process “forced routing” on all assemblies manufactured and shipped for Xplore. This forced routing process shall be in place minimally from kit staging to shipment and require process adherence and validation at all major process points in the manufacturing process before allowing the Products to pass to the next process sequence.

18.

Ubiqconn is to maintain and provide assembly data in “parent children” relationships on all Products manufactured for Xplore. This data shall minimally consist of part number, serial number, revision control number for both the parent and children “primary” assemblies and components.

19.

Ubiqconn will be capable of direct shipping and configuring Products to enable direct ship to Xplore’s end customer or ship to Xplore stock at our discretion. (Min. lot sizes for direct ship are expected and are to be determined)

20.	Build configurations, order data, parent children data and shipment data is to be supplied to Xplore by Ubiqconn in XML format for both input and output data.

Section III: General Legal Provisions:

TERMINATION: In the event of any material breach of this Agreement, the non-breaching party may terminate this Agreement by giving thirty (30) calendar days prior written notice by certified mail or Express Mail with proof of delivery, to the other party; provided, however, that this Agreement shall not terminate if the other party cures the breach prior to the expiration of such thirty (30) calendar day period, or if such breach cannot be cured within such thirty (30) calendar day period, the other party has taken reasonable steps within such thirty (30) calendar day period to cure the breach and thereafter cures such breach as soon as practicable, but not to exceed 30 calendar days.

This Agreement may be terminated by either party upon 120 days written notice to the other.

TERMINATION FOR INSOLVENCY

This Agreement shall terminate, upon notice by either party, (i) if the other party files voluntary bankruptcy proceedings, (ii) if involuntary insolvency, receivership or bankruptcy proceedings, are instituted against the other party and are not dismissed within 120 calendar days of such institution, (iii) upon the other party's making an assignment for the benefit of creditors or, (iv) upon the other party's dissolution or ceasing to do business.

Comment explanation: We don’t care if this is in or not as there is no effect of termination other than for cause, “term expiration or 120 days written notice cancellation terms all ready in agreement.

EFFECT OF TERMINATION

Upon termination of this Agreement:

a)

Xplore Technologies shall pay invoices for services provided by Ubiqconn according to payment terms in this Agreement. Upon termination, Ubiqconn has 15 business days to submit invoices for services not already invoiced;

b)

The parties shall facilitate the transfer of all property, inventory, tooling, products, equipment, and technical data then being held back to the original owner, be it Ubiqconn or Xplore Technologies, however no such return of materials is required if the materials or work product are developed pursuant to this Agreement. The property transfer shall be completed within 30 days from the date of the termination of this Agreement;

c)

Ubiqconn shall immediately return all original design drawings, copies of drawings, specifications, written descriptions, and other recorded technical information of Xplore Property furnished pursuant to this Agreement;

d)	Ubiqconn shall cease to use the documentation and information provided to it by Xplore Technologies pursuant to the provisions of this Agreement; and
e)

Except as required for Xplore Technologies to provide support services to End-Users and for Ubiqconn to execute any right granted under this Agreement (including intellectual property), upon termination of this Agreement for any reason, each party shall return to the other party, or destroy and certify as to such destruction, all Confidential Information, and Documentation of the other party in its possession.

GOVERNING LAW

This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Singapore, without regard to its conflicts of law’s provisions, and in no event shall this Agreement be governed by the United Nations Conventions on Contracts for the International Sale of Goods.

If the parties are unable to resolve all issues in dispute arising from this Agreement, the parties agree that the remaining issues in dispute shall be submitted to the exclusive jurisdiction of the Courts of Singapore.

RELATIONSHIP OF PARTIES: The parties are independent contractors, and this Agreement will not be construed to create any employment, partnership, joint venture, franchise, master-servant, or agency relationship between the parties. Neither party is authorized to bind the other party, act as an agent for the other party, or otherwise act in the name of or on behalf of the other party.

LIMITATION OF LIABILITY

SUBJECT TO THE LAST SENTENCE OF THIS PARAGRAPH, BUT NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW: (a) EACH PARTY’S LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES; AND (b) UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY AND SPECIAL DAMAGES) INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, BUSINESS INTERRUPTIONS AND LOSS OF PROFITS OR REVENUE, IRRESPECTIVE OF WHETHER THE PARTY THAT IS OTHERWISE LIABLE HAS ADVANCE NOTICE OF THE POSSIBILITY OF ANY SUCH DAMAGES, AND NOTWITHSTANDING FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY. NOTWITHSTANDING THE FOREGOING, THIS PARAGRAPH DOES NOT LIMIT A PARTY’S LIABILITY FOR BREACH OF THE OTHER PARTY’S CONFIDENTIAL INFORMATION OR INTELLECTUAL PROPERTY.

ENTIRE AGREEMENT

This Agreement and any Exhibits hereto sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party.

NOTICES

Any and all notices and other communications necessary or desirable to be served in connection with this Agreement shall be in writing and shall be either sent by registered mail, return receipt requested, postage prepaid, addressed to the intended recipient at the address for such intended recipient set forth below, or sent to facsimile telecopier to the intended recipient at the facsimile telecopier for such intended recipient set forth below. The addresses and facsimile telecopy for the parties hereto are as follows: or to such other addresses or facsimile telecopier numbers as either party hereto may designate for itself from time to time in a notice served upon the other party hereto in accordance herewith. Any notice sent by facsimile telecopy as provided above shall be deemed delivered on the next business day following confirmation of successful transmission of such notice by the transmitting facsimile telecopy system. Any notice sent by mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

FORCE MAJEURE

Except for the obligation to make payments, non-performance of either party shall be excused to the extent the performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, component shortages or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the nonperforming party (each a “Force Majeure Event”) provided, however, that the party so affected shall take all reasonable steps to avoid or remove such cause of non-performance and shall resume performance hereunder with dispatch whenever such causes are removed. Notwithstanding the foregoing, if a Force Majeure Event continues for more than 30 consecutive days, the other party may terminate this Agreement.

CONFLICT

Notwithstanding any other provision contained herein, in the event of any conflict between the terms and conditions of this Agreement and any Exhibits and/or appendices attached hereto or referenced herein, the terms and conditions of this Agreement shall control and prevail.

SEVERABILITY

If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect.

WAIVER

No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach of any covenant or provision of this Agreement shall not be construed to be a waiver of any succeeding breach of any other covenant or provision. All waivers must be in writing and signed by the party waiving its rights.

BENEFIT

This Agreement shall inure to the benefit of and are binding upon the parties hereto and their respective successors and permitted assigns. Neither party hereto shall have any right to assign or delegate its rights or obligations hereunder except that a party hereto may assign or delegate its rights including any license granted herein or obligations hereunder (a) to the extent that the other party hereto shall have expressly consented to such assignment or delegation, which consent may be granted or withheld at such other party’s discretion, (b) to any entity which controls, is controlled by, or is under common control with such party, and (c) to any person or entity acquiring all or substantially all of such party’s assets as are associated with the business that is the subject matter of this Agreement, whether by purchase, merger, acquisition of shares, or other means.

Approvals:

Xplore Technologies, Inc.	Ubiqconn Technology, Inc.

/s/ Steven Linahan for Mark Holleran	/s/ Begonia Tsui
Mark Holleran	Begonia Tsui
President	CEO & President

Date: September 6, 2012	Date: September 6, 2012

Exhibit A

Statement of Work (“SOW”) of Tomcat and Bobcat

See attached documents dated Aug 30, 2012

[Not Included]

Exhibit B

NCNR Components

[Not Included]

Amendment to Supplier Agreement Terms and Conditions

This Amendment to Supplier Agreement Terms and Conditions (the “Amendment”) is made and entered into on June 13th, 2013 (the “Effective Date”) by and between Ubiqconn Technology, Inc., (hereinafter referred to as “Ubiqconn”); and Xplore Technologies Corp., (hereinafter referred to as “Xplore”). Ubiqconn and Xplore are collectively referred to as the “Parties”.

WHEREAS:

A.	On September 6th, 2012, Ubiqconn and Xplore entered into a Supplier Agreement Terms and Conditions (the “Agreement”);
B.	The Parties desire that the Agreement will be amended in accordance with the paragraph of “ENTIRE AGREEMENT” under Section Ⅲ: General Legal Provision of the Agreement by this Amendment;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants hereinafter set forth, the Parties hereto do mutually agree as follows:

1.	All capitalized terms not otherwise defined herein shall have the meanings ascribed to in the Agreement.

2.	Amendment of Non-Disclosure. The paragraph of “Non-Disclosure” under Section Ⅰ: Special Development Terms of the Agreement shall be deleted in its entirety and replaced with the following:

Ubiqconn and Xplore Technologies agree to abide by the terms and conditions set forth in the Mutual Confidentiality and Non-Disclosure Agreement (“NDA”), dated as of June 28, 2012, executed by both parties. Except for any usage authorized by the terms of the NDA or this Agreement, Ubiqconn will not disclose Xplore’s Confidential Information including Products information, specifications, key parts list, industrial design/photo, or samples to any third party without prior approval by Xplore. The NDA shall apply to the subject matter of this Agreement and is hereby incorporated by reference into this Agreement.

3.

Amendment of Competing. The paragraph of “Limitations on Competing Products” under Section Ⅰ: Special Development Terms of the Agreement shall be deleted in its entirety and replaced with the following:

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4.

Amendment of Payment of Purchase Orders. The paragraph of “Payment terms for purchase orders” of sub-section 3, “Payment Terms” under Section Ⅱ: Business Terms of the Agreement shall be deleted in its entirety and replaced with the following:

Payment terms for purchase orders: ***** calendar days following shipment of the Products. Products include EVT, DVT, and PVT systems.

5.

Amendment of NRE Fees. The paragraph of “Payment terms for NRE fees” of sub-section 3, “Payment Terms” under Section Ⅱ: Business Terms of the Agreement shall be deleted in its entirety and replaced with the following:

Payment term for NRE fees: Xplore will pay Ubiqconn compensation for completion of non-recurring engineering (“NRE”) services relating to the Products, as detailed in the SOWs. Payment will be made in installments upon completion of certain milestones, as further described in the SOWs. Each payment will be made by telegraphic transfer (T/T) to Ubiqconn’s designated bank account. Failure by Xplore to make timely payments hereunder may result in delays in the NRE services schedule, for which Ubiqconn will not be held responsible. For the Tomcat project, after the 1st **** units delivered by Ubiqconn, Ubiqconn agrees to rebate $** for each from **** unit until all NRE fees of Tomcat is refunded.

6.	Continued Effectiveness. Except as otherwise provided herein, all terms and conditions of the Agreement shall remain in full force and effect.

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7.	Governing Law. This Amendment shall in all respects be governed by and construed in accordance with the laws of Singapore, without regard to conflicts of law provisions thereof.

8.	Counterparts. This Assignment Agreement will be executed in two counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Amendment as of the date first above written.

Ubiqconn Technology Inc	Xplore Technologies Corp.

Signature: /s/ Begonia Tsui	Signature: /s/ Steve Linahan
By: Begonia Tsui	By: Steve Linahan
Title: CEO	Title: Vice President, Operations
Date: 7/3/2013	Date: 7/2/2013

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